NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:
Investor Relations	Trade Relations
Linda S. Lennox	Brian Wolfenden
Investor Relations Consultant	Director of Marketing Communications
203-275-6292	603-594-8585, ext. 3435

llennox@presstek.com	bwolfenden@presstek.com

Stanley Freimuth and Jeffrey Cook Elected to Presstek’s Board of Directors

Frank D. Steenburgh Resigns to Focus on Other Business Activities

Greenwich, CT – November 4, 2009 – Presstek, Inc. (NASDAQ: PRST), a leading manufacturer and marketer of digital offset printing business solutions, today announced that Stanley E. Freimuth and Jeffrey A. Cook have been elected to Presstek’s Board of Directors. Mr. Freimuth is a senior executive with broad operating experience in both consumer and industrial markets and has extensive Board experience in both corporate and not-for-profit entities. Mr. Cook has 30 years of financial leadership experience working with multinational corporations.

Mr. Freimuth spent nearly 25 years with Fujifilm USA Inc., where he ran its Graphic Systems Division for 17 years. He then served in the roles of Chief Operating Officer and Senior Executive Vice President and Chief Administrative Officer, where he had responsibility for all Fujifilm USA businesses and led the company’s successful strategy to transition from an analog to digital business model. Mr. Freimuth has served on a number of corporate Boards and is a current or former member of the Board of Fujifilm USA, Enovation Graphic Systems Inc. and Tracer Imaging. He also served as Chairman of the Board of NPES, the association for suppliers to the printing and publishing industry and was Chairman of the Board for the Graphic Arts Show Company. Mr. Freimuth is also active in the not-for-profit area and serves on the Boards of the Westchester County Association and Children’s Hospital Foundation at Westchester Medical Center. He is a member of the Board of the Smithsonian National Zoological Park and the Advisory Board of New York University’s School of Continuing and Professional Studies Master of Arts program in Graphic Communications Management and Technology.

10 Glenville Street, 3rd Floor, Greenwich, CT 06831 USA

Tel: 203.769.8056 Fax: 203.769.8099

www.presstek.com

Mr. Cook brings significant financial leadership to Presstek, which he joined in February 2007 as Senior Vice President and Chief Financial Officer. He was appointed Executive Vice President in February 2008. Previously, Mr. Cook held financial leadership roles at various General Electric businesses, Moore Inc., and Kodak Polychrome Graphics, a joint venture between Kodak and Sun Chemical Corp. where he was Senior Vice President and Chief Financial Officer.

“We are very pleased to welcome Stan and Jeff to our Board,” said Presstek President, Chief Executive Officer and Chairman of the Board, Jeffrey Jacobson. “Stan brings a wealth of knowledge and industry experience to Presstek’s Board and will make a tremendous contribution toward shaping Presstek’s digital and international growth strategy. Jeff is a seasoned financial executive who has already significantly contributed to making Presstek a stronger company financially. His strategic leadership and financial expertise will be invaluable at the Board level.”

“Presstek is an innovative company with a highly accomplished management team,” said Freimuth. “I am excited to join Presstek’s Board and look forward to actively contributing to shaping the company’s vision and helping drive future growth.”

The Company also announced that Frank D. Steenburgh has resigned from the Board so that he can devote more time to new business activities that will prevent him from dedicating the time necessary to fully perform his duties as a member of the Board.

“On behalf of the entire Board of Directors and management team, I would like to thank Frank for his service to our Board,” said Jacobson. “Frank’s leadership and experience in the graphic arts industry have helped advance Presstek’s digital growth business and we will miss his vision and guidance. We wish him all the best.”

“As excited as I was to join the Presstek Board of Directors, I now reluctantly step down as I will be focusing primarily on my full-time responsibilities as the Chief Marketing Officer of ColorCentric Corp. I am excited about Presstek’s future and I have told Jeff and his team that I am always available to them.”

-more-

10 Glenville Street, 3rd Floor, Greenwich, CT 06831 USA

Tel: 203.769.8056 Fax: 203.769.8099

www.presstek.com

About Presstek

Presstek, Inc. is the leading manufacturer and marketer of high tech digital imaging solutions to the graphic arts and laser imaging markets. Presstek’s patented DI®, CTP and plate products provide a streamlined workflow in a chemistry-free environment, thereby reducing printing cycle time and lowering production costs. Presstek solutions are designed to make it easier for printers to cost effectively meet increasing customer demand for high-quality, shorter print runs and faster turnaround while providing improved profit margins. Presstek subsidiary, Lasertel, Inc., manufactures semiconductor laser diodes for Presstek’s and external customers’ applications. For more information visit www.presstek.com, or call 603-595-7000 or email: info@presstek.com.

DI is a registered trademark of Presstek, Inc.

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10 Glenville Street, 3rd Floor, Greenwich, CT 06831 USA

Tel: 203.769.8056 Fax: 203.769.8099

www.presstek.com